UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 23, 2024

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Road, Suite 200

San Diego, California 92121

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Brenner Amended and Restated Employment Agreement

On July 23, 2024, iBio, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Restated Brenner Employment Agreement”), effective as of July 1, 2024 with Martin Brenner, the Company’s Chief Executive Officer and Chief Scientific Officer. Pursuant to the Restated Brenner Employment Agreement, Dr. Brenner’s base salary is $522,365 (the “Base Salary”) and his bonus target was increased, effective for fiscal year 2025, to 50% of the Base Salary. For fiscal year 2024, Dr. Brenner’s bonus target will remain at 40% of the Base Salary.

The Restated Brenner Employment Agreement provides that Dr. Brenner is eligible to participate in all benefit and fringe benefit plans generally made available to the Company’s other executive officers.

Dr. Brenner’s employment is on an “at will” basis and may be terminated at any time by him or us. If Dr. Brenner is terminated for any reason or no reason, he is entitled to receive the following standard termination benefits: his accrued and unpaid base salary, any unreimbursed expenses accrued through the termination date, any earned but unpaid annual bonus form prior year and nay amounts payable under any benefit plans in which he was a participant.

In the event of a termination by Dr. Brenner for Good Reason (as defined in the Restated Brenner Employment Agreement) or by the Company without “Cause” (as defined in the Restated Brenner Employment Agreement), in addition to the standard termination benefits Dr. Brenner will receive: (i) an amount equal to his then current base salary for  twelve months, to be paid out in equal installments in accordance with the Company’s regular payroll dates; (ii) a pro rata share of any bonus earned by him during the fiscal year in which the separation occurs based on the actual attainment of metrics upon which the bonus is calculated (as determined by the Company’s Board of Directors (the “Board”), to be paid in a lump sum at the time the Company pays bonuses to similarly-situated employees; and (iii) if he elects continuation coverage for health insurance under COBRA, the Company will pay the full cost of this benefit for a period of twelve (12) months following the termination.

The Restated Brenner Employment Agreement further provides that the event of a termination by Dr. Brenner for good reason within twelve months after a “Sale Event” (as defined in the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”)) or by the Company without cause one month prior or twelve months after a Sale Event, in addition to the standard termination benefits Dr. Brenner will receive: (i) an amount equal to his then current base salary for eighteen months, paid out in equal installments in accordance with the Company’s regular payroll dates; (ii) an amount equal to the target bonus for which Dr. Brenner would have been eligible during the Company fiscal year in which he terminates employment, to be paid within thirty (30) days of his execution of a separation agreement; and (iii) vesting of any unvested time-vested equity awards held by him and (iv) if he elects continuation coverage for health insurance under COBRA, the Company will pay the full cost of this benefit  for a period of eighteen (18) months following the termination.

Severance payments begin upon expiration of the revocation period under a general release of claims.

Dr. Brenner has agreed to assign to us all of his rights in any Inventions, including all Intellectual Property Rights (as such terms are defined in the employment agreements) that are made, conceived or reduced to practice, in whole or in part, alone or with others, by him during his employment with us and has agreed to certain non-solicitation terms.

The Restated Brenner Employment Agreement is attached hereto as Exhibit 10.1.

Item 9.01.       Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1†	Amended and Restated Employment Agreement dated as of July 23, 2024, effective as of July 1, 2024, by and between the Company and Martin Brenner
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

†The Company has omitted certain portions of the Amended and Restated Employment Agreement in accordance with Item 601(b)(10) of Regulation S-K. The Company agrees to furnish unredacted copies of these Exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.

Date: July 26, 2024	By:	/s/ Marc Banjak
Name: Marc Banjak
Title: General Counsel and Corporate Secretary